Exhibit 99.1

Investor Contact:	Keil Decker
(212) 299-2209

Media Contact:	Anu Ahluwalia
(212) 299-2439

FOR IMMEDIATE RELEASE

NYMEX HOLDINGS, INC. REPORTS RECORD FOURTH QUARTER

AND FULL YEAR 2006 RESULTS

•	Full Year Operating Revenues Increase 49%, Net Income Increases 118%

•	Fourth Quarter Operating Revenues Rise 40%, Net Income Increases 105%

•	Results Driven by Record Volume and Expansion of Electronic Trading

New York, N.Y., January 31, 2007 — NYMEX Holdings, Inc. (NYSE: NMX) (“NYMEX”), parent company of the New York Mercantile Exchange, Inc., today reported that total operating revenues for the fourth quarter ended December 31, 2006, rose 40 percent to $124.8 million compared to $88.9 million for the fourth quarter 2005. Net income for the fourth quarter 2006 increased 105 percent to $42.3 million compared to $20.7 million for the fourth quarter 2005. Diluted earnings per share rose for the fourth quarter 2006 to $0.48, based on 87.8 million shares outstanding, compared to $0.28, based on 73.4 million shares outstanding for the fourth quarter 2005.

The Company’s 2006 fourth quarter results include a one-time pretax gain of $2.9 million related to the sale of marketable securities. Excluding this one-time gain, pro forma diluted earnings per share would have been $0.46 for the 2006 fourth quarter, an increase of 64 percent over the 2005 fourth quarter.

For the year ended December 31, 2006, NYMEX reported record total operating revenues of $497.2 million, a 49 percent increase from $334.1 million for 2005. Net income rose 118 percent to a record $154.8 million, versus $71.1 million in 2005. Diluted earnings per share increased 96 percent to $1.90 from $0.97 per diluted share in 2005, based on 81.5 million and 73.4 million shares outstanding, respectively.

“NYMEX achieved a number of significant milestones in 2006 which strengthened our position as the world’s leading marketplace for energy and metals,” said NYMEX Chairman, Richard Schaeffer. “The most noteworthy achievement was our transition from a private, member-owned exchange of 135 years, to a public company listed on the New York Stock Exchange. This was a major success for us and confirms the confidence the Board, management and the investing public has in the long-term prospects of our business. We also expanded our relationship with the Chicago Mercantile Exchange (“CME”) to list our energy contracts on the CME Globex® electronic trading platform, giving our customers added speed, flexibility and worldwide distribution. Importantly, the 201 percent increase in electronic volume since the June listing on Globex demonstrates the competitive strengths of our hybrid, side by side trading formula. In addition, following our transaction with COMEX in September, we successfully launched all of the COMEX metals contracts, as well as new metals contracts, electronically on Globex.”

Mr. Schaeffer continued, “Strategically, we continue to explore untapped markets and product areas to expand the NYMEX presence as part of our growth strategy. We recently announced our forthcoming strategic investment in Optionable, Inc., a leading provider of natural gas and other energy derivatives brokerage services, which will enhance our position in the options trading space. We will continue to explore additional acquisitions and strategic investments. As we move into 2007, we remain focused on continuing to capitalize on the strength of our hybrid platform, expanding our distribution internationally, developing new product offerings, and streamlining our cost structure.”

“We are very pleased with our financial and operating performance in the fourth quarter and full year 2006, as we continued to execute on our strategy,” commented James E. Newsome, NYMEX President and Chief Executive Officer. “Strong increases in operating revenues and net earnings were driven by record volume growth and the continued expansion of electronic trading. We believe the volume growth in electronic trading of our products on the Globex platform represents a clear validation of our hybrid, side by side trading strategy. We also introduced more than 100 new products over the course of the year, most recently launching the first iPort energy futures index contracts and six new soft commodity futures contracts on CME Globex and the NYMEX ClearPort® clearing and trading platform.”

Fourth-Quarter Results

Clearing and transaction fees rose 41 percent for the fourth quarter 2006 to $104.8 million compared to $74.1 million for the year ago period. Market data fees were $16.4 million for the fourth quarter 2006, versus $11.5 million for the fourth quarter 2005, an increase of 43%.

Average daily volume was 1.2 million contracts during the fourth quarter 2006, a 36 percent increase over the fourth quarter of 2005. NYMEX electronic volume on CME Globex was 368,000 contracts per day and represented 378 percent increase over fourth quarter 2005 electronic volume. NYMEX floor traded energy futures and options averaged 362,000 contracts, a decrease of 20 percent over the fourth quarter of 2005. COMEX electronic volume averaged 16,000 per day (this includes 666,000 trades on CME Globex in December the first month COMEX traded on that platform). COMEX metals floor trading average daily volume was 76,000, a decrease of 36% over the fourth quarter of 2005. Average daily volume on NYMEX ClearPort Clearing increased 68 percent in the fourth quarter of 2006 to 302,000, from 180,000 in the comparable period of 2005. The remaining volume of 75,000 trades per day consisted of other transactions which includes position transfers and exchanges.

Total operating expenses, excluding direct transaction costs of $18.2 million, were $38.5 million for the fourth quarter of 2006. This represents a 16 percent decrease from $45.9 million for the same period in 2005, driven primarily by closure of the London trading floor operations, and the reduction in the accrued annual bonus and other accruals for the fourth quarter.

Income before provision for income taxes was $72.5 million for the fourth quarter 2006, compared to $38.4 million for the fourth quarter 2005. Pretax margin, defined as income before provision for income taxes divided by operating and non-operating income (net of interest expense/fees from securities lending and direct transaction costs), was 64 percent in the fourth quarter 2006, compared to 44 percent in fourth quarter 2005.

The Company reported net income of $42.3 million, or $0.48 per diluted share, for fourth quarter 2006, compared with $20.7 million, or $0.28 per diluted share, for the year ago quarter based on 87.8 million and 73.4 million shares outstanding, respectively. Results for the 2006 fourth quarter, as previously noted, included a one-time pretax gain of $2.9 million related to the sale of marketable securities, resulting in pro forma net income of $40.7 million, or $0.46 per diluted share for the year.

Full-Year 2006 Results

Revenues from clearing and transaction fees increased 51 percent, to $419.7 million, from $277.6 million for 2005. Market data fees were $63.6 million, versus $44.5 million for 2005, an increase of 43%.

Average daily volume was 1.2 million contracts for 2006, a 40 percent increase from 857,000 contracts in 2005. NYMEX electronic volume averaged 194,000 contracts per day in 2006, an increase of 208 percent over 2005. Electronic trading of COMEX metals contracts had an average daily volume of 13,000 contracts, up 86 percent from the 2005 level. NYMEX began migrating electronic trading to CME Globex in June, COMEX followed in December. For 2006, total electronic trading on CME Globex was 38.4 million contracts or 13 percent of total trading. Total NYMEX energy futures and options traded on the floor for 2006 was 122.5 million, or 492,000 contracts per day, as compared to a total of 120.5 million, or 480,000 contracts per day for 2005. COMEX floor traded futures and options totaled 26.8 million contracts in 2006, for an average daily volume of 108,000 contracts, as compared to total of 27.6 million and 110,000 contracts per day, for the year ago period. Average daily volume on NYMEX ClearPort Clearing increased 101 percent in 2006 to 314,000 contracts. A remaining volume of 62,000 trades per day consisted of other transactions including position transfers and exchanges.

Total operating expenses, excluding direct transaction costs of $49.7 million, were $174.4 million for 2006, compared with $178.1 million for 2005. This decrease was driven primarily by closure of the London trading floor operations and a reduction in professional fees as the prior year included significant costs related to our international expansion initiatives. This was offset in part by an increase in compensation expense which included $4.5 million of severance related costs. Direct transaction costs in 2006 were $49.7 million, compared to $29.2 million in 2005.

Income before provision for income taxes was $278.9 million for 2006, compared to $131.0 million for 2005. Pretax margin was 60 percent for 2006, compared to 41 percent during 2005. Net income for 2006 was $154.8 million, or $1.90 per diluted share, compared with $71.1 million, or $0.97 per diluted share, for 2005. Results for the year, as previously noted, included a one-time pretax gain of $2.9 million related to the sale of marketable securities, resulting in pro forma net income of $153.2 million, or $1.88 per diluted share for the year.

Investor Conference Call / Webcast Details

NYMEX will hold a conference call to discuss 2006 fourth-quarter and year-end results today, January 31, 2007 at 9:00 AM Eastern Time. Those wishing to participate in the conference call can dial (888) 211-1382 (U.S. and Canada) or (706) 643-3090 (International), using the confirmation code ‘NMX’. A live audio webcast of the call will also be available on the Investor Relations section of NYMEX’s website at http://investor.nymex.com. Additionally, an archived version of the conference call will also be available within approximately 90 minutes of the conclusion of the call.

About NYMEX Holdings, Inc.

NYMEX Holdings, Inc. (NYSE:NMX) is the parent company of the New York Mercantile Exchange, Inc., the world’s largest physical commodity futures and options exchange. NYMEX offers futures and options trading in energy, metals and soft commodities contracts and clearing services for more than 250 off-exchange energy contracts.

Through a hybrid model of open outcry floor trading and electronic trading on CME Globex® and NYMEX ClearPort®, NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, and soft commodities contracts for trading and clearing virtually 24 hours a day.

Further information about NYMEX Holdings, Inc. and the New York Mercantile Exchange, Inc. is available on the NYMEX website at http://www.nymex.com.

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Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

(Tables Follow)

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Operating Revenues
Clearing and transaction fees	$104,765	$74,067	$419,731	$277,632
Market data fees	16,416	11,469	63,637	44,533
Other, net	3,589	3,366	13,881	11,943

Total operating revenues	124,770	88,902	497,249	334,108

Operating Expenses
Direct transaction costs	18,160	6,747	49,742	29,158
Salaries and employee benefits	16,726	17,103	76,772	62,419
Occupancy and equipment	5,788	6,964	28,255	28,482
Depreciation and amortization, net of deferred credit amortization	3,597	3,416	15,167	15,221
General and administrative	4,470	6,006	19,670	22,517
Professional services	3,729	5,659	14,540	27,379
Telecommunications	1,350	1,825	6,104	6,929
Marketing	1,019	2,111	5,439	5,207
Other expenses	1,785	2,839	8,501	9,918

Total operating expenses	56,624	52,670	224,190	207,230

Operating income	68,146	36,232	273,059	126,878

Non-Operating Income and Expenses
Investment income	7,129	3,165	12,879	8,895
Interest income from securities lending	32,270	27,615	130,184	68,782
Interest expense/fees from securities lending	(31,819)	(26,559)	(127,254)	(66,114)
Interest expense	(1,620)	(1,673)	(6,620)	(6,852)
Losses from unconsolidated investments	(1,562)	(392)	(3,329)	(588)

Total non-operating income and expenses	4,398	2,156	5,860	4,123

Income before provision for income taxes	72,544	38,388	278,919	131,001
Provision for income taxes	30,233	17,734	124,118	59,873

Net income	$42,311	$20,654	$154,801	$71,128

Proforma weighted average common shares outstanding and earnings per share retroactively adjusted to reflect the 90,000-for-1 recapitalization on March 14, 2006:

Earnings per Share
Basic	$0.48	$0.28	$1.90	$0.97

Diluted	$0.48	$0.28	$1.90	$0.97

Weighted Average Number of Common Shares Outstanding
Basic	87,603,000	73,440,000	81,504,000	73,440,000
Diluted	87,764,000	73,440,000	81,544,000	73,440,000

In order to provide greater transparency, NYMEX has modified its income statement presentation. The modification consists of a non-operating category, which includes investment income, securities lending interest income and expense/fees, interest expense, and losses of unconsolidated subsidiaries.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except for share data)

	December 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$18,631	$35,664
Collateral from securities lending program	2,547,312	2,314,618
Marketable securities, at market value	485,581	100,993
Clearing and transaction fees receivable, net of allowance for member credits	32,853	23,747
Prepaid expenses	7,009	5,768
Margin deposits and guaranty funds	17,052	92,555
Other current assets	10,238	15,777

Total current assets	3,118,676	2,589,122

Property and equipment, net	183,193	190,036
Goodwill and indefinite life intangible assets	307,125	16,329
Other assets	14,937	13,260

Total assets	$3,623,931	$2,808,747

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$14,854	$17,627
Accrued salaries and related liabilities	13,688	9,893
Payable under securities lending program	2,547,312	2,314,618
Margin deposits and guaranty funds	17,052	92,555
Income tax payable	4,984	5,250
Other current liabilities	35,019	36,281

Total current liabilities	2,632,909	2,476,224

Grant for building construction deferred credit	106,166	108,311
Long-term debt	80,281	83,098
Retirement obligation	12,367	12,121
Other liabilities	17,286	19,211

Total liabilities	2,849,009	2,698,965

Total stockholders’ equity	774,922	109,782

Total liabilities and stockholders’ equity	$3,623,931	$2,808,747

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

The Company evaluates its financial performance using various measures. One measure is to exclude one-time gains and losses from its results to arrive at a pro forma earnings per share amount. Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, however, the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results of the Company’s business. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under U.S. GAAP.

During the fourth quarter of 2006, the Company recorded a gain related to the sale of marketable securities of approximately $2.9 million that was recorded in investment income under the caption “Non-Operating Income and Expenses” on its consolidated statements of income. The following is a reconciliation of U.S. GAAP results to pro forma results for the periods presented:

	(in thousands, except for share data)
	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Total operating revenues	$124,770	$88,902	$497,249	$334,108

Total operating expenses	56,624	52,670	224,190	207,230

Operating income	68,146	36,232	273,059	126,878

Total non-operating income and expenses	4,398	2,156	5,860	4,123
Less: Non-recurring investment income	(2,855)	—	(2,855)	—

Pro forma total non-operating income and expenses	1,543	2,156	3,005	4,123

Income before provision for income taxes	72,544	38,388	278,919	131,001
Effect of pro forma adjustment	(2,855)	—	(2,855)	—

Pro forma income before provision for income taxes	69,689	38,388	276,064	131,001

Provision for income taxes	30,233	17,734	124,118	59,873
Tax effect of pro forma adjustment	(1,270)	—	(1,270)	—

Pro forma provision for income taxes	28,963	17,734	122,848	59,873

Net income	42,311	20,654	154,801	71,128
Net effect of pro forma adjustment	(1,585)	—	(1,585)	—

Pro forma net income	$40,726	$20,654	$153,216	$71,128

Proforma earnings per share retroactively adjusted to reflect the 90,000-for-1 recapitalization on March 14, 2006:

Diluted earnings per share	$0.48	$0.28	$1.90	$0.97
Net effect of pro forma adjustment	$(0.02)	$—	$(0.02)	$—

Pro forma diluted earnings per share	$0.46	$0.28	$1.88	$0.97

	Q4 2006	Q3 2006	Q2 2006	Q1 2006	Q4 2005
Trading Days	62	62	63	62	62

Average Daily Volume (round turns, in thousands, difference is due to rounding)

	Q4 2006	Q3 2006	Q2 2006	Q1 2006	Q4 2005
NYMEX Floor	362	528	537	541	453
NYMEX Electronic	368	197	112	102	77

COMEX Floor	76	88	128	139	118
COMEX Electronic	16	8	17	12	10

ClearPort	302	436	276	242	180

Other	75	65	64	46	44

Total	1,199	1,324	1,132	1,082	882

Clearing and Transaction Revenue (in thousands)

	Q4 2006	Q3 2006	Q2 2006	Q1 2006	Q4 2005
NYMEX Floor	$24,497	$36,097	$37,453	$33,918	$30,427
NYMEX Electronic	24,953	18,260	13,035	12,088	10,021

COMEX Floor	5,795	6,711	10,136	11,211	7,924
COMEX Electronic	2,000	1,736	3,508	2,432	1,956

ClearPort	38,837	48,326	32,029	26,748	17,903

Other	8,683	8,069	7,185	6,023	5,837

Total	$104,765	$119,200	$103,346	$92,420	$74,067

Net Rates Per Contract

	Q4 2006	Q3 2006	Q2 2006	Q1 2006	Q4 2005
NYMEX Floor	$1.10	$1.10	$1.11	$1.01	$1.04
NYMEX Electronic	0.70	1.07	1.85	1.92	1.86

COMEX Floor	1.23	1.22	1.26	1.30	1.08
COMEX Electronic	1.99	3.35	3.36	3.29	3.21

ClearPort	1.58	1.36	1.42	1.35	1.20

Other	1.88	2.00	1.81	2.10	2.14

Total Net RPC	1.17	1.25	1.33	1.28	1.23

Direct Cost	0.24	0.20	0.12	0.10	0.12

Gross RPC	$1.41	$1.45	$1.45	$1.38	$1.35

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